AMERICAN EAGLE GROUP, INC.

CERTIFICATE OF DESIGNATION

establishing the

Voting Powers, Designations, Preferences, Limitations, Restrictions, and Relative Rights of

SERIES E PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of Delaware

American Eagle Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of Delaware (the "Corporation"), does hereby certify that pursuant to the provisions of Section 151 of the General Corporation Law of Delaware, and pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board"), the Board adopted the following resolution providing for the adoption of the Series E Preferred Stock as set forth in this Certificate of Designation, which resolution remain in full force and effect as of the date hereof:

WHEREAS, the Board is authorized, within the limitations and restrictions stated in the Corporation's Restated Certificate of Incorporation, to fix by resolution or resolutions the designation of preferred stock and the powers, preferences and relative participation, optional or other special rights and qualifications, limitations or restrictions thereof as may be fixed by resolution or resolutions of the Board under the General Corporation Law of Delaware; and

WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock to be designated as the Series E Preferred Stock of the Corporation and the number of shares constituting such series of preferred stock;

NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized the Series E Preferred Stock on the terms and with the provisions herein set forth:

The relative rights, preferences, powers, qualifications, limitations and restrictions granted to or imposed upon the Series E Preferred Stock or the holders thereof are as follows:

1. Authorized Shares. The number of authorized shares of the Series E Preferred Stock is 1,000,000 shares of the Corporation's Preferred Stock, par value $0.01 per share.

2. Redemption Rights. The Series E Preferred Stock shall not be redeemable by the Corporation.

3. Dividends and Liquidation Rights. The Series E Preferred Stock shall have no preferences as to dividends or liquidation rights.

4. Voting Rights. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holder of the outstanding shares of the Common Stock and the holders of the outstanding shares of the Series E Preferred Stock shall, except as otherwise required by law, vote together as a single class, and every holder of outstanding shares of the Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of the Common Stock standing in his name, and every holder of the outstanding shares of the Series E Preferred Stock shall be entitled to cast thereon ten (10) votes in person or by proxy for each share of the Series E Preferred Stock standing in his name. With respect to any proposed amendment to the Articles of Incorporation which would change the powers, preferences, relative voting power or special rights of the

shares of the Common Stock or the Series E Preferred Stock so as to affect either class adversely relative to the other, the approval of a majority of the votes entitled to be cast by the holders of the class adversely affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of the Common Stock and the Series E Preferred Stock voting together as a single class as hereinbefore provided.

5. Conversion Rights. The Series E Preferred Stock shall not be convertible into any other class of stock of the Corporation.

6. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Series E Preferred Stock, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Corporation in customary form (accompanied by the posting of a standard indemnity bond if so requested by the Corporation) and, in the case of mutilation, upon surrender and cancellation of the Series E Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date.

7. Transfer of Preferred Shares. A holder of shares of the Series E Preferred Stock may assign some or all of the Preferred Shares and the accompanying rights hereunder held by such holder without the consent of the Corporation; provided that such assignment is in compliance with applicable securities laws.

8. Preferred Share Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the holders of the Series E Preferred Stock), a register for the Series E Preferred Stock, in which the Corporation shall record the name and address of the persons in whose name the shares of the Series E Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the person in whose name any shares of the Series E Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Designation to be signed by its Chief Executive Officer on this ____ day of October 2006.

Zane Holmberg

Zane Holmberg, President